Exhibit 32.1

Certification pursuant to

18 U.S.C. Section 1350,

as adopted pursuant to

Section 906 of the Sarbanes-Oxley Act of 2002

Timothy D. Sullivan, President and Chief Executive Officer and Gerard Iervolino, Vice President and Chief Financial Officer of Sunnyside Bancorp, Inc. (the “Company”) each certify in their capacity as officers of the Company that they have reviewed the Annual Report of the Company on Form 10-K for the year ended December 31, 2013 and that to the best of their knowledge:

(1)	the Report fully complies with the requirements of Sections 13(a) of the Securities Exchange Act of 1934; and

(2)	the information contained in the report fairly presents, in all material respects, the financial condition and results of operations of the Company.

March 28, 2014	/s/ Timothy D. Sullivan
Date	Timothy D. Sullivan
President and Chief Executive Officer

March 28, 2014	/s/ Gerard Iervolino
Date	Gerard Iervolino
Vice President and Chief Financial Officer